Exhibit 5.1

Plaza VII

45 South Seventh Street, Suite 3300

Minneapolis, MN 55402-1609

612.607.7000

Fax 612.607.7100

July 11, 2005

Board of Directors

Optical Sensors Incorporated

7615 Golden Triangle Drive, Suite C

Minneapolis, MN 55344-3733

Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Optical Sensors Incorporated, a Delaware corporation, in connection with the registration by Optical Sensors of the resale of 7,452,361 shares of the common stock, $0.01 par value per share, of Optical Sensors pursuant to Optical Sensors’ registration statement on Form SB-2 filed July 11, 2005, on behalf of the certain selling stockholders named therein. The shares consist of shares of common stock and shares of common stock issuable by Optical Sensors upon the conversion of convertible preferred stock and the exercise of outstanding warrants that were issued by Optical Sensors in multiple private placements (the “Common Shares”).

In acting as counsel for Optical Sensors and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Optical Sensors, agreements and other instruments, certificates of officers and representatives of Optical Sensors, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.	Optical Sensors had the corporate authority to issue the Common Shares in the manner and under the terms set forth in the amendment to the registration statement.

2.	The Common Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized, and are validly issued, fully paid and non-assessable or when issued in accordance with the terms of the securities purchase agreement or warrant, as the case may be, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the amendment to the registration statement, to its use as part of the amendment to the registration statement, and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the amendment to the registration statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ OPPENHEIMER WOLFF & DONNELLY LLP